PUBLIC ANNOUNCEMENT

December 23, 2002

Contact:	Gregory J. Matthews, Interim President/CEO (574) 271-8300

SOBIESKI BANCORP ANNOUNCES BOND SETTLEMENT

SOUTH BEND, Ind. - December 23, 2002--Sobieski Bancorp, Inc., parent company of Sobieski Bank, (Nasdaq-SCM: SOBI) announced today that it has received a settlement of $1.525 million in bond claims stemming from the unauthorized and fraudulent loan activity of a former employee. The gross receipt of $1,525,000 ($915,000, or a $1.42 per diluted share, approximate net of tax) will be recognized in the quarter ending December 31, 2002.

As previously reported by the Company in May 2002, the Company identified certain loans that were fraudulently or otherwise improperly made by a former loan officer of the Bank. As previously announced, the former loan officer pleaded guilty in August 2002 to charges of federal bank fraud stemming from his involvement in the unauthorized loans matter.

The Company's management states that it continues to "aggressively pursue all available avenues for collection of the unauthorized loans. This bond settlement is significant and represents a recovery of approximately 30% of the previous charges associated with the unauthorized and fraudulent loan matter."

Sobieski Bank, founded in 1893 primarily to serve the West Side Polish immigrant community, is one of South Bend's oldest companies. Sobieski Bancorp, Inc. had $142.9 million in assets and stockholders' equity of $9.7 million at September 30, 2002. The Company is headquartered at 2930 W. Cleveland Road, South Bend, and is traded on the NASDAQ Small Cap Market under the symbol "SOBI".

When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "expects," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify" forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses and requirements by the Bank's primary federal regulator, the Office of Thrift Supervision, that provisions be made for loan losses, including possible additional provisions for loan losses necessitated by the unauthorized and fraudulent loans made by a former employee of the Bank; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.